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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Gucci Group N.V. of our report dated May 30, 2003 relating to the financial statements of Gucci Group N.V., which appear in the Fiscal 2002 Annual Report to Shareholders of Gucci Group N.V., which is incorporated in the Gucci Group N.V. Annual Report on Form 20-F for the year ended January 31, 2003. We also consent to the incorporation by reference of our report dated May 30, 2003 relating to the financial statement schedules, which appears on such Annual Report on Form 20-F.

October 14, 2003

        PricewaterhouseCoopers is de handelsnaam van onder meer de volgende vennootschappen: PricewaterhouseCoopers Accountants N.V. (ingeschreven in het Handelsregister onder nummer 34180285), PricewaterhouseCoopers Belastingadviseurs N.V. (ingeschreven in het Handelsregister onder nummer 34180284), PricewaterhouseCoopers Corporate Finance & Recovery N.V. (ingeschreven in het Handelsregister onder nummer 34180287) en PricewaterhouseCoopers B.V. (ingeschreven in het Handelsregister onder nummer 34180289). Op diensten verleend door deze vennootschappen zijn Algemene Voorwaarden van toepassing, waarin onder meer aansprakelijkheidsvoorwaarden zijn opgenomen. Deze Algemene Voorwaarden zijn gedeponeerd bij de Kamer van Koophandel te Amsterdam en ook in te zien op www.pwc.com/nl.

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CONSENT OF INDEPENDENT ACCOUNTANTS